                                                                      Exhibit 12

                        FOREST CITY ENTERPRISES, INC.
               STATEMENT OF RATIO OF EARNINGS TO FIXED CHARGES
                                (IN THOUSANDS)

                                                             Nine Months
                                                                Ended
                                                             October 31,                  Fiscal Year Ended January 31,
                                                         -------------------  ---------------------------------------------------
                                                             1996     1995      1996       1995       1994      1993      1992
                                                         -------------------  ---------------------------------------------------
Earnings:
Earnings (loss) from continuing operations before
  income taxes and extraordinary gain                     $ 23,354  $ (3,569)  $ 17,562   ($ 24,497)  $  6,536  $ 23,151 ($  5,952)

Adjustments to earnings (loss):
  Interest incurred, net of capitalized interest            99,401    96,168    130,001     116,821    111,494   111,309   116,886
  Amortization of loan procurement costs (a)                 6,004     5,155      6,873       7,141      8,896     5,769     5,766
  Previously capitalized interest amortized into
    earnings (b)                                             2,784     2,685      3,580       3,439      3,655     3,528     3,274
  Change in undistributed earnings of entities accounted
    for under the equity method                                 19     1,580      2,106         (76)     1,859      (446)   (1,264)
  Portion of rents representative of interest factor(c)      1,244     1,269      1,692       1,436      3,166     3,555     3,927
  Equity method losses where debt obligations are not
    guaranteed                                                  76       151        201          79         27        35        66
                                                          ------------------------------------------------------------------------
Earnings, as adjusted                                     $132,882  $103,439   $162,015    $104,343   $135,633  $146,901  $122,703

Fixed charges:
  Interest expensed                                         99,401    96,168    130,001     116,821    111,494   111,309   116,886
  Interest capitalized                                       6,599     7,744      9,362       7,049      6,332    15,446    30,949
  Amortization of loan procurement costs (a)                 6,004     5,155      6,873       7,141      8,896     5,769     5,766
  Portion of rents representative of interest factor(c)      1,244     1,269      1,692       1,436      3,166     3,555     3,927
                                                          ------------------------------------------------------------------------
Total fixed charges (d)                                   $113,248  $110,336   $147,928    $132,447   $129,888  $136,079  $157,528

Ratio of earnings to fixed charges(e)                         1.17         -       1.10           -       1.04      1.08         -
                                                          ========================================================================

(a)  A portion of loan procurement cost amortization was estimated based on costs capitalized to date, the Company's amortization policy and historical non-recourse debt balances.

(b)  Previously capitalized interest amortized into earnings was estimated by analyzing interest costs capitalized since January
     31, 1974 and the Company's depreciation policy.

(c)  Portion of rents representative of interest factor was estimated by applying an estimated interest percent to actual rent expense.

(d)  Total fixed charges exceed the Company's adjusted earnings by $6,897, $28,104 and $34,825 for the nine months ended
     October 31, 1995 and the fiscal years ended January 31, 1995 and 1992, respectively.  For the fiscal year ended January 31,
     1995, the Company  recorded a loss of $31 million relating to the sale of Park Labrea Towers.  Earnings (loss), as adjusted, reflects this loss but does not reflect an extraordinary gain of $60 million, also relating to the sale of Park Labrea
     Towers.

(e)  The Company has sources of funds other than earnings from operations, principally from depreciation and deferred taxes, that are available to cover fixed charges.